Exhibit 23.6

CONSENT OF EXPERT

To:	United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Form F-4 Registration Statement (the “Registration Statement”) being filed by Plum III Merger Corp. (“Plum”) and Tactical Resources Corp. (“TRC”) in connection with a proposed business combination among Plum, TRC and Plum Acquisition Corp. III.

I, Norman Chow, M.A.Sc., P. Eng. of Kemetco Research Inc. confirm I have examined copies of the Registration Statement. This letter is being filed as my consent to (i) being named in the Registration Statement; (ii) the inclusion in the proxy statement/prospectus of the Registration Statement of information, data, and statements from the report entitled “Technical Report, Geological Introduction to Tactical Resources Corp.’s Peak Rare Earth Element Project, Texas, United States” with an effective date of September 15, 2022 (the “Technical Report Summary”), and (iii) the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto.

In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Dated this 28th day of October, 2024.

Yours truly,

Norman Chow, P.Eng

President

Kemetco Research Inc.

#150 – 13260 Delf Place

Richmond, BC

V6V 2A2

Canada

Phone: (604) 273-3600 ext. 228

Email: nchow@kemetco.com

Kemetco Research Inc.  #150 – 13260 Delf Place, Richmond, BC V6V 2A2 CANADA  Tel: 604-273-3600 Fax: 604-273-3609